EXHIBIT 99.1

Transcript of

BK Technologies Corp

BKTI First Quarter 2023 Earnings Call

May 4, 2023

Participants

John Nesbett - IMS Investor Relations

John Suzuki - Chief Executive Officer, BK Technologies Corp

Scott Malmanger - Chief Financial Officer, BK Technologies Corp

Analysts

Orin Hirschman - AIGH Partners

Scott Weis - Semco Capital

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BKTI First Quarter 2023 Earnings Call. This call is being recorded. All participants have been placed in a listen-only mode and following the management's remarks, the call will be open to questions. There is a slide presentation that accompanies today's remarks, which can be accessed via the webcast.

At this time, it is my pleasure to turn the floor over to your host for today, Mr. John Nesbett of IMS Investor Relations. Please go ahead.

John Nesbett - IMS Investor Relations

Thank you. Good morning and welcome to our conference call to discuss BK Technologies results for the first quarter of 2023. On the call today are John Suzuki, Chief Executive Officer and Scott Malmanger, Chief Financial Officer. I'll take a moment to read the Safe Harbor statements. Statements made during this conference call and presented in the presentation that are not based on historical facts are forward-looking statements.

Such statements include but are not limited to projections and statements of future goals and targets regarding the company's revenue and profits. These statements are subject to known and unknown factors and risks. The company's actual results, performance and achievements may differ materially from those expressed or implied by these forward-looking statements and some of the factors and risks that can cause or contribute to such material differences that have been described in this morning's press release in the BK filings with the U.S. Securities Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today and we do not undertake any duty to update such forward-looking statements.

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Okay, I'll now turn the call over to John Suzuki, Chief Executive Officer of BK Technologies. Go ahead John.

John Suzuki - Chief Executive Officer, BK Technologies Corp

Thank you, John. Thank you everyone for joining today. I'll start by reviewing some of the highlights of our operations and financial results during the quarter. Then I'll turn it over to our Chief Financial Officer, Scott Malmanger for a deeper dive into our financial results. We'll conclude by opening up the call for a brief Q&A.

Turning to Slide 3, our first quarter is off to a strong start with the shipment of 10,001 radios, which is on the top end of our previously announced target to ship 8,000 to 10,000 radios per quarter. The improved shipment volumes drove revenue growth of 184% in the quarter to approximately $19 million with improved gross margin of 26%. Our increased shipment activity was primarily related to our improved and expanded manufacturing capabilities, which have allowed us to ramp production of the BKR 5000, which is seeing tremendous demand.

We continue to make progress towards the launch of our BKR 9000 multi-band radio. Compliance testing continued through the quarter and it is our understanding that the testing is near complete with the expectation that we will receive FCC certification shortly thereafter. As we've mentioned, we're seeing a great deal of interest in the BKR 9000. We're looking toward formally launching this multi-band technology whose capabilities are expected to open up a larger addressable market with several new market verticals.

From a marketing standpoint. In late March, we traveled to Las Vegas to participate as a premier sponsor of the International Wireless Communications Expo or IWCE. This is an important event in our industry attended by more than 4,000 professionals from the public safety and critical communications industry. Over the course of the two day event, we showcased all our products and technology. We were especially excited to demonstrate and highlight our newest offerings, the BKR 9000 and our InteropONE SaaS service.

Turning to Slide 4, during the quarter, we saw a strong and steady order activity for our BKR 5000 as new and existing customers expand and upgrade their portable communications technology. Booking activity in the quarter remains strong and we ended the quarter with an order backlog of $22.9 million as of March 31, 2023.

Recent orders include a $1.4 million follow on order from the Washington State Department of Natural Resources and a $781,000 order from the California Department of Forestry and Fire Protection. We have previously supported these two customers providing BK portable communications, equipment and technology, and their continued confidence in and reliance on our offerings is great to see.

Following the close of the first quarter, we also received a $970,000 order for the BKR 5000 from the Oregon Washington Bureau of Land Management, another longtime BK customer. I also want to highlight that during the quarter we received our first purchase order for our InteropONE Push-To-Talk over cellular service from a large public safety agency located in a top five metropolitan area in the U.S.

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We're excited to have this first one under our belt and confident that there will be many more orders for this unique service offering moving forward.

Slide 5, Slide 5 illustrates continued traction we're seeing with our BKR 5000. In the quarter, we shipped 10,001 units coming in at the top end of our quarterly shipment target. Our manufacturing and production operations are executing well and as we move through 2023, we're targeting the shipment of 8,000 to 10,000 radios each quarter.

Turning to Slide 6, with production lines ramped up and our shipment cadence steady, we're driving improved margin as we're able to get more and higher price product delivered to our customers. On this slide, you can see how the global supply chain issues negatively impacted our margins through much of 2022. While we were creative and nimble in our efforts to secure parts and components, it was an expensive endeavor and our production and delivery capabilities were constrained for much of 2022. As we move through 2023, we anticipate that we see steady quarter-to-quarter gross margin improvement and we reiterate our full-year 2023 gross margin target of 35%.

Slide 4, or sorry -- Slide 7. Slide 7 provides an update on the launch of our BKR 9000. During the first quarter, FCC testing was ongoing. Throughout the process, we stayed in close contact with the test lab and our understanding is that the final test phase is nearing completion, so we expect to receive FCC certification shortly. Once we receive certification, we will turn our attention to completing the transition from the development to manufacturing and shipping.

There is a great deal of market interest in the BKR 9000 and the first month of production will be dedicated to fulfilling the current backlog orders. While it's taken a bit longer than originally planned, we believe we're very close to getting this product into customer's hands and we'll keep you informed as we continue to move closer to the finish line.

Now I'll turn it over to Scott Malmanger, CFO to take you through the financials. Scott?

Scott Malmanger - Chief Financial Officer, BK Technologies Corp

Thank you, John. On Slide 8, you will see a summary of our financial and operating results for the period ending March 31, 2023. Sales for the first quarter totaled approximately $18.7 million compared with $6.6 million for the same quarter last year. As John mentioned, we closed the first quarter with an order backlog of $22.9 million. Gross profit margin in the first quarter was 26% compared with 22% in the first quarter last year.

Selling, general and administrative expenses or SG&A for the first quarter totaled approximately $5.9 million compared with $4.9 million for the same quarter last year. SG&A expenses included increased spending for product introduction of the BKR 9000, as well as one-time cost associated with the ATM and with our sponsorship and participation at IWCE.

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First quarter operating loss totaled $1 million compared with an operating loss of $3.4 million for the first quarter of last year. In the first quarter of 2023, we recognized a net unrealized loss of $113,000 on our investments compared with an unrealized loss of $496,000 in the same quarter last year.

We recorded a significantly reduced net loss of $1.3 million or $0.07 per basic and diluted share in the first quarter of 2023 compared with a net loss of $3.9 million or $0.23 per basic and diluted share in the prior year period. It is our expectation that with continued strong sales performance and gross margin improvement, we should see profitability levels improve as well and pardon me and finally, as of March 31, 2023, we have approximately $2.8 million of cash and cash equivalents and only $258,000 in long-term debt.

From a liquidity standpoint, we believe that our current cash position combined with anticipated cash generated primarily by radio sales and borrowing availability under our credit facility, provides us with the working capital that we will need to grow our business.

I will now turn the call back over to John.

John Suzuki - Chief Executive Officer, BK Technologies Corp

Thank you, Scott. Turning to Slide 9. On Slide 9, we laid our focus for 2023. We remain focused on maximizing production efficiency. Our capacity is set to produce up to 10,000 radios per quarter or 40,000 for the full-year. We're targeting production at 8,000 to 10,000 radios per quarter and the shipment of 32,000 to 36,000 radios for the full-year.

Based on backlog and forecasted demand, with our visibility today, we believe 2023 shipment activity will come in at the high-end of our full-year target. Second, we're focused on driving gross margin improvement with a gross margin target of 35% for the full-year 2023. We believe this target is achievable for several reasons. The higher cost parts and components purchased last year are almost exhausted and were replaced with parts purchased at a more normal historical cost level.

Price increases established in 2022 will start to be more prevalent in our product mix during the balance 2023 shipments. In the elevated and steady production rates, we expect to see improved operating leverage. And lastly, we're working hard to achieve incremental product cost improvements throughout the year. There's still a lot of work to be done this year, but we're off to a good start and we will remain committed to improving gross margins throughout the year.

In our third area of focus, we want to continue to establish strategic beachheads in the federal, state and local public safety markets for the BKR 9000 multi-band portable radio and InteropONE. We believe that establishing these beachheads is important as we plan for continued growth in 2024 and achieving our 2025 goal.

Slide 10. On our last slide, we reiterate our longer-term goal of reaching $100 million in revenue by 2025, we are investing to drive profitable growth with the vision to establish BK as a premier personal communications technology provider for the public safety and critical communications markets. Our BKR 5000 is a proven success in its appeal to new customers as well as to existing customers.

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Likewise, the launch -- likewise the once launched the BKR 9000 will considerably expand our target markets. Finally, we're excited about securing our first of what we believe will be many new customers for InteropONE, we think this new offering will improve first responder safety and response times, potentially saving lives.

As a fast service, we anticipate InteropONE will play a meaningful role in delivering high margin reoccurring revenue as we gain market presence over time.

With that, I will turn the call over to the operator for questions. Operator?

Operator

Thank you very much. We are now opening the floor for questions. [Operator Instructions]. Thank you. Your first question is coming from Orin Hirschman from AIGH Partners. Orin, your line is live. Just one second there.

Q: I want to go back to the gross margin. Obviously in order to get doing quick back of the envelope math in order to get to a year target of 35 in gross margin, you're going to have to have a second half gross margin that exceeds that number by a few percentage points in order to balance out the math from the Q1, how much of that comes from just the component issue going away versus additional efficiencies, because it sounds like on the additional efficiency side you're at a very efficient fund rate. So how do you get to that that high 30s number that you're going to need to get to?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Hi Orin, it's John Suzuki. Let me just make a couple comments. So now I'll turn it over to Scott to maybe expand on the thought, right? So there are a number of -- I would say tailwinds that are help pushing us forward, right? The first thing that you mentioned was the product or the material cost side of things. I would say that through the first quarter we consumed a huge amount of the higher cost material that was purchased in 2022. So as we go into the second quarter and beyond that material is dwindling and all the material or most of the material that we're purchasing now is at much lower costs or historical costs.

Now there are some -- and there's always a few components that are still out there, but on mix it's much improved. So that's happening. The second is the price improvements that we made or price increases that we made last year. And good thing, bad thing, I mean, we had such a big backlog, we had to get through the older orders first, which actually had our older prices. And so as we get through our backlog, and you can see that we still have a pretty healthy backlog, although most of that is new right from the first quarter, which has the higher prices.

So as we go into Q2 and beyond majority now of that -- of the radio shipping or shipping at a higher price than what we had shipped in previous quarters. The production leverage, again, it's more about efficiency in our air production as we continue to run this at a steady state. We're building in efficiencies in our ability to deliver.

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And then the last area, which I don't want to understate is in the product cost down area. So there were a number of projects that we had scheduled in 2022 to do, but unfortunately the focus was more on material and getting our products in a state where we can actually just ship it. And so those projects are now well underway and we expect to start seeing some of these cost improvements flow through as early as Q2 through the balance of Q4.

The last area would say is, is more of a product mix in terms of margin improvement, which is primarily going to hit us at more in Q4 and that's with the product mix, the selling of the BKR 9000 versus the 5000. Although I've said that the number of BKR 9000 that we expect to ship this year is not material on our full-year. In the fourth quarter, we do expect it to have some impact, some positive impact on our overall gross margins. And again, that will continue through 2024. So on that Scott, I don't know if you want to add more to that.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Thanks, John. I think you explained it well. We do have a number of initiatives that we're looking at for specific cost reductions on the products. We expect to achieve those in the second quarter here, so we'll have incremental improvement quarter-over-quarter through the rest of the year.

Q: Okay. I mean, just a couple other random questions. Just any on the -- on 9000 I know you've stated publicly that the gross margins when it's in a reasonable production level should be nicely superior. This is a question I've never ever asked you and we've known each other probably from past two years, since we took the position. Do you see the 9000 as being additive often above the 5000 business or cannibalistic?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

I would say majority additive not 100%, because there'll be some of our current customers in Wildland Fire, the Battalion Chiefs for example who are willing to pay twice as much money for multi-band radio. So there'll be some overlap. But we view the 9000 as being totally additive. It's new market verticals that we have not historically sold to.

Q: Can you see now your existing customer base and here it becomes a positive, as you mentioned, because cannibalistic, they're buying the same number of radios and 2x the price with you getting a better gross margin as well on that 2x on a percentage basis, it's obviously a home run for you. Can you see some percent of your customer base, material percent wanting to migrate to multi-band or not really?

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John Suzuki - Chief Executive Officer, BK Technologies Corp.

That's a good question, Orin. I think you can argue it multiple ways. Ultimately, it comes down to their budgets. I think the strongest client base that we have that makes the case for buying multi-band radios is in the state of California. CAL FIRE is a huge customer of ours, every fire department belongs to CAL FIRE in the state of California. State of California operates on all four frequency bands. And so when these firefighters, when they go out and respond on a Wildland Fire mission, they're carrying their BK radios, and when they go back on their home system, most of them will pick up a competitor's radio, because the technology is not compatible, right? They're using a different technology.

So I think that there is an argument that says when I replace my radios for my home system, why don't I just buy a BK 9000 multi-band radio that way I just have one radio that can operate on my home system as well as when I'm on mission for Wildland Fire. So that's -- it's a TBD, right? We have to see, but there's certainly a strong argument that would say in at least in the state of California, in those fire departments that are in the other frequency bands, the higher frequency bands. So basically in the larger city centers, there's a good argument that says that they may consider strongly just migrating a 100% to the BKR 9000, which I think is a good thing for us, right? It's an upsell for us.

Q: Okay. And last question, quickie, it's an InteropONE. Has that first customer deployed yet and do you think we'll see this quarter or next quarter customer number two or three or more?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes, so the first customer has deployed they've been using it on mission now for about a month or two. And the feedback that we've gotten from the customer has been very, very positive. In terms of other new orders, we have several field trials at the federal, state, and local level. One of the things I will say is every time we present InteropONE to a customer. The feedback we get is, is pretty much common.

One, it's unique and novel feature. No one else in the marketplace offers this capability. And two, they like the pricing model pay as you go. So a lot of these, a lot of these people have looked at similar services from our competitors, but they found it cost prohibitive, because they had to put it on every first responder's cell phone or every member within their agency on their own -- on their cell phone. So it becomes cost prohibitive when you start looking at 100s of subscriptions. And at the end of the day, they can only talk amongst themselves. So it's pretty limited and it can be cost costly.

When they look at our subscription model, you only need a handful, maybe just one, I mean, only need is one subscription, but at most you have a handful of subscriptions with your team leaders, and then at the end of the -- which has a pretty minimal subscription price. And at the end of the day, the only time that you really start paying is when you start using it, inviting guest users and that's a time when you really need it. So when you need it yes, you have to pay a little bit of money, but the incident usually will pay for itself for that service at that time.

Q: Okay, great. Thanks so much.

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John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you for the question, Orin.

Operator

Thank you. [Operator Instructions]. Okay, we don't appear to have any further questions in the queue. Scott Weis has just popped into queue from Semco Capital. Scott, your line is live.

Q: Hi guys, how are you?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Good morning, Scott.

Q: Congratulations on good quarter. I have two quick questions. One, in our past conversations, you've indicated to expect revenue per device of around $2,000 and it looks like this quarter you came in around $1,870 per device. Can you comment on that number and where you expected to go between now and the rest of the year?

And then my second question is the investment losses on the balance sheet. Can you comment on what those investments were?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

So let me address the first question, then I'll pass the second question to Scott. So Scott, I would say you're picking up one of those metrics that we watch very closely, and that's revenue per radio. Just to put that in context for everyone on the call. The revenue per radio is inclusive of the radio costs itself, but it also includes all the accessories and services that surround that radio. So when we ship a radio like a BKR 5000, we ship it with the radio itself, and then we'll ship it with a battery, charger antenna, speaker microphone. So these are all accessories.

The interesting thing about accessories is that although the radio may be fielded seven to 10 years, the accessories themselves get replaced every one to two years depending on use. And so, I may sell the radio once, but I'll sell accessories for the life of that radio in the field.

If you look at our revenue and unit shipment in 2020 and -- sorry, 2021 and 2022, the revenue per radio came in around $2,000 per unit. But if you look more deeply into 2022, for example, in Q3 we were about $2,200, and in Q4 I think we're on $1,800. And so you can see that there's definitely some seasonality with the revenue per radio unit.

And in our company most of the accessories are sold during fire season, Wildland Fire season, which is primarily Q2 and Q3. So what we would expect to see is higher revenue per radios shipments in those quarters versus Q1 and Q4. But again, on average, at least for '21 and '22, it's been $2,000 per radio shipped.

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Now all that being said, we are -- this 2023 will be an historical year for us in terms of number of units shipped. And we are looking very closely to see if that number $2,000 tracks for this year. I can't say for sure Scott, whether it is just because of the volume increase that we're projecting. And again, we're projecting to be on the high side of our range, which is close to a 40% increase in unit shipped in 2023. So I think that we just have to wait and see on how the quarters fall out. But we do expect to ship more accessories during that upcoming quarters.

The second question I'm going to defer to my friend Scott here.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp

Good morning, Scott. Basically the investment on the books is an investment that was made back in 2018, so a number of years ago, and we continue to monitor that investment to see if now would be a good time to exit that position or not. But that's something that we review constantly or every quarter. So that's kind of where we're at with the investment. So those are unrealized losses, so we'll see where we go from there.

Q: Okay. Thank you. John, one follow-up to your answer. Assuming the 9000 is certified and launched at some point over the next call it three, six months. Given the higher ASP on that, I would assume as your revenue per device in the back end of the year will be higher than what we've seen over the last few quarters, is that correct?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes, well I think in general, right? I don't want to lock myself into the fourth quarter, right? Just because of the mix of 9000s to 5000s and other radios that are shipped, right? I think as a general statement going forward as the product mix becomes more heavy on the 9000, clearly the revenue per radio is going to be -- is going to go up. That's a true statement.

In the fourth quarter, I think, just because of the number of radios we're looking at shipping. And again, just to reiterate and set expectations, we're going to slow roll the rollout on the 9000. So first few months there's going to be a finite number of radios that are issued and in the next quarter it's going to be raised, in the next quarter it's going to be raised. And we want to do that to ensure that we get good solid feedback from our customers and that if there are any issues that we're able to immediately address them very quickly.

And on the ideal case, we -- it's all green lights and things are going well and as we see more green lights we'll continue to increase those production rates. The demand will certainly be there and it seems like it is. But we need to be cautious on how quickly we deploy these things to ensure that that what we're deploying is a great product.

Q: Great. Thank you. Appreciate it.

Operator

Thank you very much. Well, that appears to be the end of our question-and-answer session. I will now hand back to management for closing remarks.

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John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you all for participating in the call today. We look forward to speaking with you again when we report our Q2. All the best to all of you and have a great day.

Operator

Thank you everybody. This does conclude today's conference call. You may disconnect your lines at this time and have a wonderful day. Thank you for your participation.

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